                                                                    EXHIBIT (b)4


                           PHONETEL TECHNOLOGIES, INC.
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                       FOOTNOTES TO FINANCIAL INFORMATION

(1)      Cash                                                                                    $299,190
         Accounts receivable, net                                                                 220,737
         Other current assets                                                                      15,020
         Other assets                                                                              29,222
         Intangible assets, net                                                                   196,783
         Accounts payable                                               $ 74,494
         Long-term debt                                                                           132,651
         Deferred income taxes                                             6,000
         Accumulated (deficit) earnings                                  813,109

         Adjustment for assets not acquired from IPP or Paramount on March 15, 1996 and accrual of additional liabilities.

(2)      Cash                                                                                 $14,459,236
         Property and equipment, net                                  $7,702,976
         Intangible assets, net                                        9,737,465
         Other assets                                                                             925,000
         Current portion of long-term debt                               232,203
         Accounts payable                                                 28,700
         Accrued expenses                                                284,421                   30,000
         Long-term debt                                                1,784,375
         14% convertible preferred stock                                                          621,664
         Common stock                                                      8,103
         Additional paid in capital                                                             3,506,767
         Accumulated (deficit) earnings                                                           235,576

         To record the acquisition of IPP and Paramount for a purchase price consisting of cash, 555,589 unregistered shares of Common Stock, 13,786 shares of 14% Preferred, and Nominal Value Warrants to purchase 297,781 shares of Common Stock; assumption and immediate payoff of most of the acquired debt; the write-up of acquired property, plant, and equipment to its fair value; the recording of the increased value of IPP's and Paramount's existing phone contracts; the value of four Non-compete Agreements with three former officers of IPP and one former officer of Paramount; and the recording of the fair value of the Nominal Value Warrants. The shares of Common Stock were valued at the average of the BID and ASK on the date of closing (March 15, 1996) as reported by NASDAQ, less an unregistered discount of 35% ("Discounted Market Price"). Each share of the 14% Preferred was valued based on its conversion into ten shares of Common Stock priced at the Discounted Market Price. The Nominal Value Warrants were valued based on their equivalent common shares at the Discounted Market Price less the nominal exercise price per share. As required by purchase accounting, the accumulated retained earnings or deficits of IPP and Paramount prior to the date of acquisition were eliminated.


                               page 16 of 18 pages

                                                                    EXHIBIT (b)4


                           PHONETEL TECHNOLOGIES, INC.
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                 FOOTNOTES TO FINANCIAL INFORMATION (CONTINUED)


(3)      Cash                                                        $14,552,395
         Property and equipment, net                                     346,500
         Intangible assets, net                                        3,838,638
         Current portion of long-term debt                               225,000
         Accounts payable                                              2,619,746
         Deferred revenues                                                                    $ 1,200,000
         Obligation relating to contractual
           settlements and restructuring charges                         753,500
         Long-term debt                                                                        12,435,166
         Obligations under capital leases                              3,243,965
         14% convertible preferred stock                                                        5,647,823
         10% redeemable preferred stock                                        1
         8% cumulative preferred stock                                   981,084
         7% convertible preferred stock                                  200,000
         Common stock                                                                                 164
         Additional paid in capital                                                            10,167,507
         Accumulated (deficit) earnings                                2,689,831

         To record the restructuring of the Company's long-term debt and obligations under capital leases and application of the debt proceeds, including - repayment of certain obligations of the Company (payment of transaction fees, all outstanding debt and obligations under capital leases which had a secured interest in the Company's operating assets, certain trade accounts payable and customer commissions, shareholders loans, and redemption of the 10%, 8%, and 7% Preferred stock). A portion of the outstanding debt at December 31, 1995, was paid with 16,371 shares of Common Stock. The redemption of the 10%, 8%, and 7% Preferred resulted in the recording of a dividend in the amount of $2,002,386. An extraordinary loss resulting from the debt payoff, of $687,445, was recorded to the accumulated deficit.


(4)      Selling, general, and administrative                                                  $1,146,051
         Depreciation and amortization                                $3,463,023
         Accumulated (deficit) earnings                                                         2,316,972

         Represents the estimated recurring benefits resulting from the acquisitions and the incremental depreciation and amortization associated with the acquisitions. The savings are primarily the result of backroom efficiencies, including the elimination of certain offices and executives and economies of scale in billing and other operating areas. The increase in property, plant and equipment is assumed to depreciate over 60 months while the intangible assets relating to IPP's and Paramount's existing phone contracts is being amortized over 60 months. The value of the Non-compete Agreements is being amortized over the life of the agreements which is 60 months.


                               page 17 of 18 pages

                                                                   EXHIBIT (b)4


                           PHONETEL TECHNOLOGIES, INC.
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                 FOOTNOTES TO FINANCIAL INFORMATION (CONTINUED)


(5)      Preferred dividend requirement paid in kind                  $  619,904
         Preferred dividend requirement paid in cash                                           $  309,668
         Interest expense                                              3,462,527
         Accretion of debt [interest expense]                          3,022,564
         Redemption of 10%, 8%, 7% Preferred                           2,002,386
         Accumulated (deficit) earnings                                                        $8,797,713

         Recording of four quarterly 14% Preferred paid-in-kind stock dividends (paid in 14% Preferred shares with the valuation of the stock dividend based on the conversion of the 14% Preferred shares into Common Stock priced at the Discounted Market Price); elimination of the redeemed preferred dividend requirements; the incremental increase in interest expense on the new debt; the accretion of debt (required because a portion of the new debt was reclassified to shareholders' equity in order to represent the cost of the issued warrants; accretion expense is recorded as a non-cash interest expense); and the difference between the carrying value of the 10%, 8%, and 7% Preferred and the redemption price.

(6) The Company acquired World Communications, Inc. ("World") on September 22, 1995, and Public Telephone Corporation ("Public") on October 16, 1995. The Company's audited Statement of Operations for the year ended December 31, 1995, includes the acquisition of World and Public from September 22, 1995 and October 16, 1995, respectively.

                               page 18 of 18 pages